EXHIBIT 99.1

NGL Energy Partners LP Announces Third Quarter Fiscal 2019 Financial Results

TULSA, Okla.--(BUSINESS WIRE)--February 11, 2019--NGL Energy Partners LP (NYSE:NGL) (“NGL,” “our,” “we,” or the “Partnership”) today reported net income for the quarter ended December 31, 2018 of $110.5 million, compared to net income of $56.8 million for the quarter ended December 31, 2017.

Highlights include:

•	Adjusted EBITDA for the third quarter of Fiscal 2019 was $132.6 million, compared to $122.6 million for the third quarter of Fiscal 2018; Fiscal 2019 year-to-date Adjusted EBITDA totals $308.3 million

•	Confirms Fiscal 2019 Adjusted EBITDA guidance of $450 million

•	Reduced indebtedness by $462.8 million since March 31, 2018 and significantly improved leverage

•	Redeemed all of our $367.0 million of outstanding 6.875% Senior Notes due 2021 in October 2018 and expects to redeem all outstanding 5.125% Senior Notes due 2019 in March 2019

•	Received approval from lenders to repurchase up to $150 million in common units

•	Growth capital expenditures and other investments totaled approximately $113.2 million during the third fiscal quarter and $303.6 million during the nine months ended December 31, 2018

•	Completed the sale of our Bakken saltwater disposal business for $91 million in gross cash proceeds on November 30, 2018

•
Entered into definitive agreements to sell our South Pecos water disposal assets for $238.8 million and to purchase DCP’s natural gas liquids terminal business, both of which are expected to close by March 31, 2019

“We are pleased to announce another strong quarter of results with Adjusted EBITDA for the fiscal third quarter growing to $132.6 million. We are reaffirming our Adjusted EBITDA guidance of $450 million for this fiscal year. The steps we have taken over the past year to focus our business strategy and improve our balance sheet are clearly reflected in our financial results,” stated Mike Krimbill, NGL’s CEO. “Our compliance leverage is below our 3.25x target while our distribution coverage is improving and we expect will continue to do so. We now have the means and the authority to repurchase a significant amount of our own equity should the opportunity present itself, but we will remain prudent in our allocation of capital and management of our balance sheet. We are focused on delivering significant value to our unitholders now and in the foreseeable future.”

Quarterly Results of Operations

The following table summarizes operating income (loss) and Adjusted EBITDA by operating segment for the periods indicated:

	Quarter Ended
	December 31, 2018		December 31, 2017
	Operating Income (Loss)	Adjusted EBITDA	Operating Income (Loss)	Adjusted EBITDA
	(in thousands)
Crude Oil Logistics	$32,022	$50,693	$106,279	$30,320
Refined Products and Renewables	33,680	10,541	(4,791)	9,194
Liquids	21,532	26,992	22,290	19,957
Water Solutions	86,737	48,250	(1,373)	34,886
Corporate and Other	(16,394)	(3,728)	(21,846)	(7,028)
Discontinued Operations	—	(158)	—	35,319
Total	$157,577	$132,590	$100,559	$122,648

The tables included in this release reconcile operating income (loss) to Adjusted EBITDA, a non-GAAP financial measure, for each of our operating segments.

Crude Oil Logistics

The Partnership’s Crude Oil Logistics segment generated Adjusted EBITDA of $50.7 million during the quarter ended December 31, 2018, compared to Adjusted EBITDA of $30.3 million during the quarter ended December 31, 2017. Results for the third quarter of Fiscal 2019 improved compared to the same quarter in Fiscal 2018 primarily due to increased volumes on Grand Mesa Pipeline. Financial volumes averaged approximately 129,000 barrels per day during the quarter ended December 31, 2018, compared to approximately 106,000 barrels per day in the same quarter of the prior year.

The Partnership’s Grand Mesa Pipeline contributed Adjusted EBITDA of approximately $55.1 million during the third quarter of Fiscal 2019, an increase of $11.9 million when compared to Adjusted EBITDA of approximately $43.2 million during the same quarter of last year.

Refined Products and Renewables

The Partnership’s Refined Products and Renewables segment generated Adjusted EBITDA of $10.5 million during the quarter ended December 31, 2018, compared to Adjusted EBITDA of $9.2 million during the quarter ended December 31, 2017. The results for the quarter ended December 31, 2018 were positively impacted by stronger demand at our wholesale locations, especially in the Southeast and West Texas, offset by lower Gulf Coast gasoline and diesel prices.

Refined product barrels sold during the quarter ended December 31, 2018 totaled approximately 58.8 million barrels, an increase of approximately 20.9 million barrels compared to the same period in the prior year due to an increase in bulk sales volumes. Renewable barrels sold during the quarter ended December 31, 2018 totaled approximately 0.8 million, a decrease of approximately 0.5 million barrels compared to the same period in the prior year.

Liquids

The Partnership’s Liquids segment generated Adjusted EBITDA of $27.0 million during the quarter ended December 31, 2018, compared to Adjusted EBITDA of $20.0 million during the quarter ended December 31, 2017. This increase was the result of increased volumes and improved railcar utilization driven by the Partnership’s efforts to right size its railcar fleet and to continue to grow its business. Total product margin per gallon was $0.049 for the quarter ended December 31, 2018, compared to $0.047 for the quarter ended December 31, 2017.

Propane volumes increased by approximately 29.8 million gallons, or 7.5%, during the quarter ended December 31, 2018 compared to the quarter ended December 31, 2017. Butane volumes increased by approximately 10.4 million gallons, or 5.4%, during the quarter ended December 31, 2018 compared to the quarter ended December 31, 2017. Other Liquids volumes increased by approximately 26.2 million gallons, or 25.2%, during the quarter ended December 31, 2018 compared to the same period in the prior year. The increase in overall volumes is primarily attributable to an increase in natural gas liquids volumes being transported by railcars due to increased production, our business development efforts, and third-party pipeline infrastructure issues.

Water Solutions

The Partnership’s Water Solutions segment generated Adjusted EBITDA of $48.3 million during the quarter ended December 31, 2018, compared to Adjusted EBITDA of $34.9 million during the quarter ended December 31, 2017. The Partnership processed approximately 999,000 barrels of wastewater per day during the quarter ended December 31, 2018, a 26.5% increase when compared to approximately 789,000 barrels of wastewater per day during the quarter ended December 31, 2017. The Partnership completed the sale of its Bakken saltwater disposal business on November 30, 2018.

Processed water volumes have increased, as compared to the same quarter in the prior year, as the segment continued to benefit from crude oil activity, including increased rig activity and crude oil production compared to the prior period. Processed water volumes decreased, as compared to the previous quarter, primarily due to the sale of our assets in the Bakken, well workovers and other maintenance at certain of our facilities. Revenues from recovered hydrocarbons totaled $17.2 million for the quarter ended December 31, 2018, an increase of $0.2 million over the prior year period. Revenues from recovered hydrocarbons were negatively impacted by lower skim oil volumes recovered per wastewater barrel processed. Lower skim oil volumes were due primarily to an increase in wastewater transported through pipelines (which contains less oil per barrel of wastewater), as well as operational changes in the DJ basin.

Corporate and Other

Adjusted EBITDA for Corporate and Other was $(3.7) million during the quarter ended December 31, 2018, compared to Adjusted EBITDA of $(7.0) million during the quarter ended December 31, 2017. The reduction in costs was due primarily to the sale of our retail propane business and lower legal costs related to certain litigation matters that were resolved or litigated in prior quarters.

Capitalization and Liquidity

Total debt outstanding, excluding working capital borrowings, was $1.329 billion at December 31, 2018 compared to $1.711 billion at March 31, 2018, a decrease of $382.3 million. The Partnership’s Leverage Ratio (as defined in our Credit Agreement) is now approximately 2.96x. On October 16, 2018, we redeemed all of our outstanding 6.875% Senior Notes due 2021 using amounts available under our revolving credit facility. We expect to redeem our 5.125% Senior Notes due 2019 by the end of March 2019 using proceeds from our South Pecos sale and borrowings under our revolving credit facility.

Working capital borrowings totaled $889.0 million at December 31, 2018 compared to $969.5 million at March 31, 2018, a decrease of $80.5 million. Total liquidity (cash plus available capacity on our revolving credit facility) was approximately $741.1 million as of December 31, 2018, which does not include the $238.8 million in gross proceeds from our South Pecos sale, which is expected to close by our fiscal year-end.

On February 6, 2019, we amended our Credit Agreement to, among other things, reset the basket for the repurchase of common units with a limit of $150 million in aggregate during the remaining term of the Credit Agreement, not to exceed $50 million per fiscal quarter, so long as, both immediately before and after giving pro forma effect to the repurchases, the Partnership’s Leverage Ratio (as defined in our Credit Agreement) is less than 3.25x and Revolving Availability (also as defined in our Credit Agreement) is greater than or equal to $200 million. The Partnership currently meets these thresholds and expects to maintain them for the remaining term of the agreement.

Third Quarter Conference Call Information

A conference call to discuss NGL’s results of operations is scheduled for 10:00 am Central Time on Monday, February 11, 2019. Analysts, investors, and other interested parties may access the conference call by dialing (800) 291-4083 and providing access code 9478607. An archived audio replay of the conference call will be available for 7 days beginning at 10:00 am Central Time on February 12, 2019, which can be accessed by dialing (855) 859-2056 and providing access code 9478607.

Non-GAAP Financial Measures

NGL defines EBITDA as net income (loss) attributable to NGL Energy Partners LP, plus interest expense, income tax expense (benefit), and depreciation and amortization expense. NGL defines Adjusted EBITDA as EBITDA excluding net unrealized gains and losses on derivatives, lower of cost or market adjustments, gains and losses on disposal or impairment of assets, gains and losses on early extinguishment of liabilities, equity-based compensation expense, acquisition expense, revaluation of liabilities, certain legal settlements and other. We also include in Adjusted EBITDA certain inventory valuation adjustments related to our Refined Products and Renewables segment, as discussed below. EBITDA and Adjusted EBITDA should not be considered alternatives to net income (loss), income (loss) from continuing operations before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with GAAP, as those items are used to measure operating performance, liquidity or the ability to service debt obligations. NGL believes that EBITDA provides additional information to investors for evaluating NGL’s ability to make quarterly distributions to NGL’s unitholders and is presented solely as a supplemental measure. NGL believes that Adjusted EBITDA provides additional information to investors for evaluating NGL’s financial performance without regard to NGL’s financing methods, capital structure and historical cost basis. Further, EBITDA and Adjusted EBITDA, as NGL defines them, may not be comparable to EBITDA, Adjusted EBITDA, or similarly titled measures used by other entities.

Other than for NGL’s Refined Products and Renewables segment, for purposes of the Adjusted EBITDA calculation, NGL makes a distinction between realized and unrealized gains and losses on derivatives. During the period when a derivative contract is open, NGL records changes in the fair value of the derivative as an unrealized gain or loss. When a derivative contract matures or is settled, NGL reverses the previously recorded unrealized gain or loss and records a realized gain or loss. NGL does not draw such a distinction between realized and unrealized gains and losses on derivatives of NGL’s Refined Products and Renewables segment. The primary hedging strategy of NGL’s Refined Products and Renewables segment is to hedge against the risk of declines in the value of inventory over the course of the contract cycle, and many of the hedges are six months to one year in duration at inception. The “inventory valuation adjustment” row in the reconciliation table reflects the difference between the market value of the inventory of NGL’s Refined Products and Renewables segment at the balance sheet date and its cost, adjusted for the impact of seasonal market movements related to our base inventory and the related hedge. We include this in Adjusted EBITDA because the unrealized gains and losses associated with derivative contracts associated with the inventory of this segment, which are intended primarily to hedge inventory holding risk and are included in net income, also affect Adjusted EBITDA.

Distributable Cash Flow is defined as Adjusted EBITDA minus maintenance capital expenditures, income tax expense, cash interest expense and other. Maintenance capital expenditures represent capital expenditures necessary to maintain the Partnership’s operating capacity. Distributable Cash Flow is a performance metric used by senior management to compare cash flows generated by the Partnership (excluding growth capital expenditures and prior to the establishment of any retained cash reserves by the Board of Directors) to the cash distributions expected to be paid to unitholders. Using this metric, management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions. This financial measure also is important to investors as an indicator of whether the Partnership is generating cash flow at a level that can sustain, or support an increase in, quarterly distribution rates. Actual distribution amounts are set by the Board of Directors.

Forward Looking Statements

This press release includes “forward-looking statements.” All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. While NGL believes such forward-looking statements are reasonable, NGL cannot assure they will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings with the Securities and Exchange Commission. Other factors that could impact any forward-looking statements are those risks described in NGL’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other public filings. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.” NGL undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

NGL provides Adjusted EBITDA guidance that does not include certain charges and costs, which in future periods are generally expected to be similar to the kinds of charges and costs excluded from Adjusted EBITDA in prior periods, such as income taxes, interest and other non-operating items, depreciation and amortization, net unrealized gains and losses on derivatives, lower of cost or market adjustments, gains and losses on disposal or impairment of assets, gains and losses on early extinguishment of liabilities, equity-based compensation expense, acquisition expense, revaluation of liabilities and items that are unusual in nature or infrequently occurring. The exclusion of these charges and costs in future periods will have a significant impact on the Partnership’s Adjusted EBITDA, and the Partnership is not able to provide a reconciliation of its Adjusted EBITDA guidance to net income (loss) without unreasonable efforts due to the uncertainty and variability of the nature and amount of these future charges and costs and the Partnership believes that such reconciliation, if possible, would imply a degree of precision that would be potentially confusing or misleading to investors.

About NGL Energy Partners LP

NGL Energy Partners LP is a Delaware limited partnership. NGL owns and operates a vertically integrated energy business with four primary businesses: Crude Oil Logistics, Water Solutions, Liquids, and Refined Products and Renewables. NGL completed its initial public offering in May 2011. For further information, visit the Partnership’s website at www.nglenergypartners.com.

NGL Energy Partners LP
Trey Karlovich, 918-481-1119
Chief Financial Officer and Executive Vice President
Trey.Karlovich@nglep.com

or

Linda Bridges, 918-481-1119
Senior Vice President - Finance and Treasurer
Linda.Bridges@nglep.com

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(in Thousands, except unit amounts)

	December 31, 2018	March 31, 2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$23,025	$22,094
Accounts receivable-trade, net of allowance for doubtful accounts of $4,463 and $4,201, respectively	1,006,033	1,026,764
Accounts receivable-affiliates	12,564	4,772
Inventories	572,931	551,303
Prepaid expenses and other current assets	210,452	128,742
Assets held for sale	124,509	517,604
Total current assets	1,949,514	2,251,279
PROPERTY, PLANT AND EQUIPMENT, net of accumulated depreciation of $402,025 and $343,345, respectively	1,726,162	1,518,607
GOODWILL	1,182,614	1,204,607
INTANGIBLE ASSETS, net of accumulated amortization of $492,892 and $433,565, respectively	922,763	913,154
INVESTMENTS IN UNCONSOLIDATED ENTITIES	4,797	17,236
LOAN RECEIVABLE-AFFILIATE	—	1,200
OTHER NONCURRENT ASSETS	170,097	245,039
Total assets	$5,955,947	$6,151,122
LIABILITIES AND EQUITY
CURRENT LIABILITIES AND REDEEMABLE NONCONTROLLING INTEREST:
Accounts payable-trade	$905,958	$852,839
Accounts payable-affiliates	23,410	1,254
Accrued expenses and other payables	263,732	223,504
Advance payments received from customers	21,437	8,374
Current maturities of long-term debt, net of debt issuance costs of $666 and $0, respectively	339,867	646
Liabilities and redeemable noncontrolling interest held for sale	10,564	42,580
Total current liabilities and redeemable noncontrolling interest	1,564,968	1,129,197
LONG-TERM DEBT, net of debt issuance costs of $12,602 and $20,645, respectively, and current maturities	1,877,701	2,679,740
OTHER NONCURRENT LIABILITIES	74,903	173,514

CLASS A 10.75% CONVERTIBLE PREFERRED UNITS, 19,942,169 and 19,942,169 preferred units issued and outstanding, respectively	122,934	82,576

EQUITY:
General partner, representing a 0.1% interest, 124,158 and 121,594 notional units, respectively	(50,581)	(50,819)
Limited partners, representing a 99.9% interest, 124,033,723 and 121,472,725 common units issued and outstanding, respectively	2,085,780	1,852,495
Class B preferred limited partners, 8,400,000 and 8,400,000 preferred units issued and outstanding, respectively	202,731	202,731
Accumulated other comprehensive loss	(273)	(1,815)
Noncontrolling interests	77,784	83,503
Total equity	2,315,441	2,086,095
Total liabilities and equity	$5,955,947	$6,151,122

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(in Thousands, except unit and per unit amounts)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2018	2017	2018	2017
REVENUES:
Crude Oil Logistics	$751,180	$585,007	$2,395,064	$1,526,944
Water Solutions	75,458	64,024	231,367	162,023
Liquids	749,433	759,589	1,759,772	1,464,784
Refined Products and Renewables	4,800,430	2,944,874	14,488,619	8,806,717
Other	319	289	1,066	696
Total Revenues	6,376,820	4,353,783	18,875,888	11,961,164
COST OF SALES:
Crude Oil Logistics	685,417	552,871	2,226,397	1,423,511
Water Solutions	(39,470)	10,192	(17,309)	13,019
Liquids	707,187	721,246	1,668,646	1,404,147
Refined Products and Renewables	4,760,756	2,951,440	14,440,852	8,781,009
Other	494	117	1,481	311
Total Cost of Sales	6,114,384	4,235,866	18,320,067	11,621,997
OPERATING COSTS AND EXPENSES:
Operating	62,892	51,140	179,463	146,768
General and administrative	24,779	26,396	86,538	69,939
Depreciation and amortization	53,434	52,210	158,229	158,222
(Gain) loss on disposal or impairment of assets, net	(36,246)	(112,388)	71,077	(13,246)
Revaluation of liabilities	—	—	800	5,600
Operating Income (Loss)	157,577	100,559	59,714	(28,116)
OTHER INCOME (EXPENSE):
Equity in earnings of unconsolidated entities	1,777	2,588	2,375	6,677
Interest expense	(39,151)	(51,696)	(126,777)	(150,918)
Loss on early extinguishment of liabilities, net	(10,083)	(21,141)	(10,220)	(22,479)
Other income (expense), net	1,292	1,881	(31,006)	5,251
Income (Loss) From Continuing Operations Before Income Taxes	111,412	32,191	(105,914)	(189,585)
INCOME TAX EXPENSE	(980)	(364)	(2,322)	(869)
Income (Loss) From Continuing Operations	110,432	31,827	(108,236)	(190,454)
Income From Discontinued Operations, net of Tax	96	24,942	404,414	9,937
Net Income (Loss)	110,528	56,769	296,178	(180,517)
LESS: NET LOSS (INCOME) ATTRIBUTABLE TO NONCONTROLLING INTERESTS	307	(89)	1,170	(221)
LESS: NET (INCOME) LOSS ATTRIBUTABLE TO REDEEMABLE NONCONTROLLING INTERESTS	—	(424)	446	261
NET INCOME (LOSS) ATTRIBUTABLE TO NGL ENERGY PARTNERS LP	$110,835	$56,256	$297,794	$(180,477)
NET INCOME (LOSS) FROM CONTINUING OPERATIONS ALLOCATED TO COMMON UNITHOLDERS	$80,876	$15,470	$(180,870)	$(232,893)
NET INCOME FROM DISCONTINUED OPERATIONS ALLOCATED TO COMMON UNITHOLDERS	$96	$24,494	$404,455	$10,187
NET INCOME (LOSS) ALLOCATED TO COMMON UNITHOLDERS	$80,972	$39,964	$223,585	$(222,706)
BASIC INCOME (LOSS) PER COMMON UNIT
Income (Loss) From Continuing Operations	$0.65	$0.13	$(1.48)	$(1.92)
Income From Discontinued Operations, net of Tax	0.00	0.20	3.30	0.08
Net Income (Loss)	$0.65	$0.33	$1.82	$(1.84)
DILUTED INCOME (LOSS) PER COMMON UNIT
Income (Loss) From Continuing Operations	$0.64	$0.12	$(1.48)	$(1.92)
Income From Discontinued Operations, net of Tax	0.00	0.20	3.30	0.08
Net Income (Loss)	$0.64	$0.32	$1.82	$(1.84)
BASIC WEIGHTED AVERAGE COMMON UNITS OUTSTANDING	123,892,680	120,844,008	122,609,625	120,899,502
DILUTED WEIGHTED AVERAGE COMMON UNITS OUTSTANDING	125,959,751	124,161,966	122,609,625	120,899,502

EBITDA, ADJUSTED EBITDA AND DISTRIBUTABLE CASH FLOW RECONCILIATION
(Unaudited)

The following table reconciles NGL’s net income (loss) to NGL’s EBITDA, Adjusted EBITDA and Distributable Cash Flow:

	Three Months Ended December 31,		Nine Months Ended December 31,
	2018	2017	2018	2017
	(in thousands)
Net income (loss)	$110,528	$56,769	$296,178	$(180,517)
Less: Net loss (income) attributable to noncontrolling interests	307	(89)	1,170	(221)
Less: Net (income) loss attributable to redeemable noncontrolling interests	—	(424)	446	261
Net income (loss) attributable to NGL Energy Partners LP	110,835	56,256	297,794	(180,477)
Interest expense	39,151	51,825	126,930	151,391
Income tax expense	988	364	2,454	934
Depreciation and amortization	54,153	67,025	169,235	204,514
EBITDA	205,127	175,470	596,413	176,362
Net unrealized (gains) losses on derivatives	(47,909)	775	(30,849)	16,851
Inventory valuation adjustment (1)	(61,665)	27,786	(60,497)	6,439
Lower of cost or market adjustments	48,198	(3,907)	47,785	5,504
Gain on disposal or impairment of assets, net	(36,507)	(112,520)	(337,925)	(12,282)
Loss on early extinguishment of liabilities, net	10,083	21,141	10,220	22,479
Equity-based compensation expense (2)	7,845	12,228	32,575	27,114
Acquisition expense (3)	5,155	186	9,270	132
Revaluation of liabilities (4)	—	—	800	5,600
Gavilon legal matter settlement (5)	(212)	—	34,788	—
Other (6)	2,475	1,489	5,694	4,130
Adjusted EBITDA	132,590	122,648	308,274	252,329
Less: Cash interest expense (7)	36,922	49,043	119,654	142,758
Less: Income tax expense	988	364	2,454	934
Less: Maintenance capital expenditures	9,521	12,156	37,210	26,677
Less: Other (8)	237	316	546	549
Distributable Cash Flow	$84,922	$60,769	$148,410	$81,411

(1)
Amount reflects the difference between the market value of the inventory of NGL’s Refined Products and Renewables segment at the balance sheet date and its cost, adjusted for the impact of seasonal market movements related to our base inventory and the related hedge. See “Non-GAAP Financial Measures” section above for a further discussion.

(2)
Equity-based compensation expense in the table above may differ from equity-based compensation expense reported in the footnotes to our unaudited condensed consolidated financial statements included in the Partnership’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2018. Amounts reported in the table above include expense accruals for bonuses expected to be paid in common units, whereas the amounts reported in the footnotes to our unaudited condensed consolidated financial statements only include expenses associated with equity-based awards that have been formally granted.

(3)
Amounts represent expenses we incurred related to legal and advisory costs associated with acquisitions, including amounts accrued related to the LCT Capital, LLC legal matter (as discussed in the footnotes to our unaudited condensed consolidated financial statements included in the Partnership’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2018), partially offset by reimbursement for certain legal costs incurred in prior periods.

(4)
Amounts represent the non-cash valuation adjustment of contingent consideration liabilities, offset by the cash payments, related to royalty agreements acquired as part of acquisitions in our Water Solutions segment.

(5)
Represents the accrual for the estimated cost of the settlement of the Gavilon legal matter (see the footnotes to our unaudited condensed consolidated financial statements included in the Partnership’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2018). We have excluded this amount from Adjusted EBITDA as it relates to transactions that occurred prior to our acquisition of Gavilon LLC in December 2013.

(6)
Amounts for the three months and nine months ended December 31, 2018 represent non-cash operating expenses related to our Grand Mesa Pipeline, unrealized losses on marketable securities and accretion expense for asset retirement obligations. Amounts for the three months and nine months ended December 31, 2017 represent non-cash operating expenses related to our Grand Mesa Pipeline and accretion expense for asset retirement obligations.

(7)	Amounts represent interest expense payable in cash for the period presented, excluding changes in the accrued interest balance.

(8)	Amounts represents cash paid to settle asset retirement obligations.

ADJUSTED EBITDA RECONCILIATION BY SEGMENT

	Three Months Ended December 31, 2018
	Crude Oil Logistics	Water Solutions	Liquids	Refined Products and Renewables	Corporate and Other	Discontinued Operations	Consolidated
	(in thousands)
Operating income (loss)	$32,022	$86,737	$21,532	$33,680	$(16,394)	$—	$157,577
Depreciation and amortization	18,387	27,561	6,412	321	753	—	53,434
Amortization recorded to cost of sales	—	—	37	1,348	—	—	1,385
Net unrealized gains on derivatives	(13,165)	(34,114)	(630)	—	—	—	(47,909)
Inventory valuation adjustment	—	—	—	(61,665)	—	—	(61,665)
Lower of cost or market adjustments	11,446	—	—	36,752	—	—	48,198
Gain on disposal or impairment of assets, net	(75)	(36,171)	—	—	—	—	(36,246)
Equity-based compensation expense	—	—	—	—	7,845	—	7,845
Acquisition expense	—	3,459	—	—	1,696	—	5,155
Other income (expense), net	3	(1,134)	19	(180)	2,584	—	1,292
Adjusted EBITDA attributable to unconsolidated entities	—	1,845	—	—	—	—	1,845
Adjusted EBITDA attributable to noncontrolling interest	—	(33)	(394)	—	—	—	(427)
Gavilon legal matter settlement	—	—	—	—	(212)	—	(212)
Other	2,075	100	16	285	—	—	2,476
Discontinued operations	—	—	—	—	—	(158)	(158)
Adjusted EBITDA	$50,693	$48,250	$26,992	$10,541	$(3,728)	$(158)	$132,590

	Three Months Ended December 31, 2017
	Crude Oil Logistics	Water Solutions	Liquids	Refined Products and Renewables	Corporate and Other	Discontinued Operations	Consolidated
	(in thousands)
Operating income (loss)	$106,279	$(1,373)	$22,290	$(4,791)	$(21,846)	$—	$100,559
Depreciation and amortization	20,092	24,586	6,247	323	962	—	52,210
Amortization recorded to cost of sales	85	—	70	1,350	—	—	1,505
Net unrealized losses (gains) on derivatives	962	8,504	(8,550)	—	—	—	916
Inventory valuation adjustment	—	—	—	27,786	—	—	27,786
Lower of cost or market adjustments	5,207	—	—	(9,114)	—	—	(3,907)
(Gain) loss on disposal or impairment of assets, net	(107,574)	2,929	(214)	(7,529)	—	—	(112,388)
Equity-based compensation expense	—	—	—	—	12,228	—	12,228
Acquisition expense	—	—	—	—	186	—	186
Other income, net	5	190	93	151	1,442	—	1,881
Adjusted EBITDA attributable to unconsolidated entities	3,887	144	—	1,018	—	—	5,049
Adjusted EBITDA attributable to noncontrolling interest	—	(185)	—	—	—	—	(185)
Other	1,377	91	21	—	—	—	1,489
Discontinued operations	—	—	—	—	—	35,319	35,319
Adjusted EBITDA	$30,320	$34,886	$19,957	$9,194	$(7,028)	$35,319	$122,648

	Nine Months Ended December 31, 2018
	Crude Oil Logistics	Water Solutions	Liquids	Refined Products and Renewables	Corporate and Other	Discontinued Operations	Consolidated
	(in thousands)
Operating (loss) income	$(36,694)	$97,476	$34,913	$33,195	$(69,176)	$—	$59,714
Depreciation and amortization	56,486	79,212	19,339	962	2,230	—	158,229
Amortization recorded to cost of sales	80	—	110	4,044	—	—	4,234
Net unrealized (gains) losses on derivatives	(11,895)	(23,216)	4,183	—	—	—	(30,928)
Inventory valuation adjustment	—	—	—	(60,497)	—	—	(60,497)
Lower of cost or market adjustments	11,446	—	(504)	36,843	—	—	47,785
Loss (gain) on disposal or impairment of assets, net	105,186	(32,966)	994	(3,026)	889	—	71,077
Equity-based compensation expense	—	—	—	—	32,575	—	32,575
Acquisition expense	—	3,459	161	—	5,696	—	9,316
Other income (expense), net	26	(1,504)	63	66	(29,657)	—	(31,006)
Adjusted EBITDA attributable to unconsolidated entities	—	2,214	—	476	—	—	2,690
Adjusted EBITDA attributable to noncontrolling interest	—	(119)	(945)	—	—	—	(1,064)
Revaluation of liabilities	—	800	—	—	—	—	800
Gavilon legal matter settlement	—	—	—	—	34,788	—	34,788
Other	4,976	304	49	365	—	—	5,694
Discontinued operations	—	—	—	—	—	4,867	4,867
Adjusted EBITDA	$129,611	$125,660	$58,363	$12,428	$(22,655)	$4,867	$308,274

	Nine Months Ended December 31, 2017
	Crude Oil Logistics	Water Solutions	Liquids	Refined Products and Renewables	Corporate and Other	Discontinued Operations	Consolidated
	(in thousands)
Operating income (loss)	$111,832	$(10,075)	$(104,589)	$30,747	$(56,031)	$—	$(28,116)
Depreciation and amortization	61,885	73,847	18,718	971	2,801	—	158,222
Amortization recorded to cost of sales	254	—	211	4,131	—	—	4,596
Net unrealized losses on derivatives	2,473	11,526	2,763	—	—	—	16,762
Inventory valuation adjustment	—	—	—	6,439	—	—	6,439
Lower of cost or market adjustments	5,207	—	—	297	—	—	5,504
(Gain) loss on disposal or impairment of assets, net	(111,290)	3,114	117,515	(22,585)	—	—	(13,246)
Equity-based compensation expense	—	—	—	—	27,114	—	27,114
Acquisition expense	—	—	—	—	132	—	132
Other income, net	99	210	100	486	4,356	—	5,251
Adjusted EBITDA attributable to unconsolidated entities	11,507	425	—	3,125	—	—	15,057
Adjusted EBITDA attributable to noncontrolling interest	—	(619)	—	—	—	—	(619)
Revaluation of liabilities	—	5,600	—	—	—	—	5,600
Other	3,790	276	64	—	—	—	4,130
Discontinued operations	—	—	—	—	—	45,503	45,503
Adjusted EBITDA	$85,757	$84,304	$34,782	$23,611	$(21,628)	$45,503	$252,329

OPERATIONAL DATA
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
	(in thousands, except per day amounts)
Crude Oil Logistics:
Crude oil sold (barrels)	12,333	10,006	35,449	28,588
Crude oil transported on owned pipelines (barrels)	11,820	9,228	31,385	24,176
Crude oil storage capacity - owned and leased (barrels) (1)			5,362	6,362
Crude oil inventory (barrels) (1)			1,204	1,356

Water Solutions:
Wastewater processed (barrels per day)
Eagle Ford Basin	282,070	255,634	277,431	228,698
Permian Basin	461,722	334,556	455,211	280,158
DJ Basin	177,412	121,061	159,980	114,156
Other Basins	77,320	78,144	82,928	66,884
Total	998,524	789,395	975,550	689,896
Solids processed (barrels per day)	7,284	6,095	6,728	5,357
Skim oil sold (barrels per day)	3,609	3,623	3,516	2,923

Liquids:
Propane sold (gallons)	428,961	399,211	929,401	881,719
Butane sold (gallons)	201,891	191,504	446,340	408,440
Other products sold (gallons)	130,362	104,136	372,282	296,756
Liquids storage capacity - owned and leased (gallons) (1)			399,757	453,971
Propane inventory (gallons) (1)			120,239	130,940
Butane inventory (gallons) (1)			34,488	41,941
Other products inventory (gallons) (1)			8,367	9,616

Refined Products and Renewables:
Gasoline sold (barrels)	42,882	22,902	130,687	77,877
Diesel sold (barrels)	15,931	15,004	39,765	43,792
Ethanol sold (barrels)	592	900	1,757	2,892
Biodiesel sold (barrels)	237	477	815	1,672
Refined Products and Renewables storage capacity - leased (barrels) (1)			10,293	9,046
Gasoline inventory (barrels) (1)			3,942	3,007
Diesel inventory (barrels) (1)			1,815	1,605
Ethanol inventory (barrels) (1)			1,292	684
Biodiesel inventory (barrels) (1)			162	153

(1)	Information is presented as of December 31, 2018 and December 31, 2017, respectively.